[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.1

SECOND AMENDED AND RESTATED

COLLABORATION AND LICENSE AGREEMENT

THIS SECOND AMENDED AND RESTATED COLLABORATION AND LICENSE AGREEMENT (the “Agreement”) is entered into and made effective as of April 20, 2010 (the “Amendment Effective Date”), by and between ARCA biopharma, Inc. a Delaware corporation having its principal place of business at 8001 Arista Place, Suite 200, Broomfield, CO 80021 (successor-in-interest to NUVELO, INC., a Delaware corporation having its principal place of business at 201 Industrial Road, Suite 310, San Carlos, CA 94070) (“ARCA”), and ARCHEMIX CORP., a Delaware corporation having its principal place of business at 300 Third Street, Cambridge, MA 02142 (“Archemix”). ARCA and Archemix are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Nuvelo, Inc. and Archemix entered into an Amended and Restated Collaboration Agreement effective July 31, 2006 (the “Effective Date”)(the “Restated Agreement”), under which Archemix is responsible for the discovery of short-acting aptamers which bind to specifically defined protein targets causing an anti-coagulation effect, and ARCA has the exclusive right to develop and commercialize aptamers so identified by Archemix; and

WHEREAS, the Parties now desire to amend the Restated Agreement in order to eliminate certain financial and other provisions to facilitate the out-licensing of ARC 2172 by ARCA and to allow Archemix to more fully exploit the field of short-acting aptamers; and

WHEREAS, the Parties have by mutual agreement, agreed to supersede the terms of the Restated Agreement, with those set forth in this Agreement as of the Amendment Effective Date.

NOW, THEREFORE, the Parties agree as follows:

1.	DEFINITIONS

The following terms have the meanings set forth below as used in this Agreement:

1.1         “Affiliate” means a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with a Party. For the purposes of this Section 1.1, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.2         “Aptamer” means any oligonucleotide that binds to a target through means other than Watson-Crick base-pairing.

1.3         “ARC 2172” means the DNA Aptamer having the following nucleotide sequence: [ * ].

1.4         “Archemix Background Technology” means any Technology used by Archemix, or provided by Archemix for use hereunder and/or which is otherwise necessary or useful for the Development, Commercialization, manufacture, importation or use of ARC 2172 or any Licensed Product and that is (a) Controlled by Archemix as of the Effective Date, (b) conceived or first reduced to practice by employees of, or consultants to, Archemix after the Effective Date other than in the conduct of Research, Development or Commercialization, (c) conceived or first reduced to practice in the conduct of Research, Development or Commercialization and that constitutes SELEX Inventions or SELEX Technology, or (d) Archemix’s interest in all Program Technology to the extent it is not Compound Technology.

1.5         “Archemix Patent Rights” means Patent Rights Controlled by Archemix claiming or disclosing Archemix Technology. For clarity, Archemix Patent Rights include all Licensed Patent Rights.

1.6         “Archemix Product” has the meaning assigned in Section 9.2(a)(ii).

1.7         “Archemix Program Technology” means any Program Technology that is conceived or first reduced to practice by or through employees of, or consultants to, Archemix, alone or with any Third Party, in the conduct of the Research, Development or Commercialization of ARC 2172 or any Licensed Products.

1.8         “Archemix Technology” means, collectively, Archemix Background Technology, Archemix’s interest in all Joint Technology, and Archemix Program Technology. “Archemix Technology” includes the Compound Technology.

1.9         “Bankrupt Party” has the meaning assigned in Section 13.2(a).

1.10         “Collaboration” means all activities performed by or on behalf of ARCA or Archemix in the course of performing the activities described in, or fulfilling of their obligations pursuant to, this Agreement.

1.11         “Commercialization” or “Commercialized” means all activities that are undertaken prior to, during or after completion of an NDA filing for a particular Licensed Product and that relate to the commercial manufacture, marketing and sale of such Licensed Product including but not limited to pre-commercialization, advertising, education, planning, marketing, promotion, distribution, market and product support studies, and Phase 4 Trials.

1.12         “Compound Patent Rights” means Patent Rights to the extent claiming (a) Compound Technology or (b) ARC 2172.

2.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.13         “Compound Technology” means any Program Technology developed solely by Archemix or which is Joint Technology and in either case to the extent specifically disclosing the composition of matter, formulation or use of ARC 2172 in the Field.

1.14         “Confidential Information” has the meaning assigned to it in Section 7.1.

1.15         “Control” means, with respect to an item of Technology, a molecule or an intellectual property right, that a Party owns or has a license to such item, to a Patent Right claiming such molecule, or to such right and has the ability to disclose and grant a license or sublicense as provided for in this Agreement under such item, Patent Right, or right without the payment of additional consideration to, and without violating the terms of any agreement or other arrangement with, any Third Party.

1.16         “Develop” or “Development” means all activities with respect to ARC 2172 or a Licensed Product relating to: (a) the preparation for and conducting of Phase 1 Trials, Phase 2 Trials, and Phase 3 Trials; (b) the filing and obtaining of Regulatory Approval for a Licensed Product; and (c) all activities relating to developing the ability to manufacture ARC 2172 or Licensed Products. This includes, but is not limited to: (i) preclinical testing, toxicology, formulation development, clinical studies, regulatory affairs and outside counsel regulatory legal services; and (ii) manufacturing process development and scale up for bulk and final forms of ARC 2172 and Licensed Products, validation documentation, all documentation generated in connection with the manufacturing or processing activities and manufacturing and quality assurance technical support activities for ARC 2172 or Licensed Products prior to first commercial sale.

1.17         “Diligent Efforts” means the carrying out of obligations or tasks in a reasonable, good faith, and diligent manner consistent with efforts and resources as commonly used in the research-based biotechnology industry for a company of a similar size and a similar market capitalization, for a therapeutic product at a similar stage of research, development or commercialization, and having similar market potential, taking into account issues of safety, efficacy, product profile, the costs to develop, the competitiveness of alternative products that are or are expected to be in the relevant marketplace, the proprietary position of the product, the regulatory structure and the likelihood of regulatory approval and product reimbursement, the profitability of the product, and all other relevant commercial factors.

1.18         “Drug Approval Application” means an application for Regulatory Approval required before commercial sale or use of a Licensed Product as a drug in a regulatory jurisdiction.

1.19         “EMEA” means the European Medicines Agency, or any successor thereof.

3.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.20         “EMEA and Pricing Approval” means approval by the EMEA to sell a Licensed Product together with pricing approval in at least one of France, Germany, Italy, Spain or United Kingdom.

1.21         “FDA” means the United States Food and Drug Administration, or any successor federal agency thereto.

1.22         “Field” means the prevention, treatment, cure and/or delay of the onset or progression of all human therapeutic indications.

1.23         “Generic IP” has the meaning assigned in Section 3.6.

1.24         “Gilead” means Gilead Sciences, Inc., a Delaware corporation with its principal offices located at 333 Lakeside Drive, Foster City, California 94404.

1.25         “Gilead-Archemix Agreement” means the License Agreement entered into by and between Gilead and Archemix dated October 23, 2001, as amended September 4, 2003.

1.26         “IND” means: (a) an Investigational New Drug Application as defined in the Federal Food, Drug and Cosmetic Act (“FDCA”) and regulations promulgated thereunder or any successor application or procedure required to initiate clinical testing of ARC 2172 and/or a Licensed Product in humans in the United States; (b) a counterpart of an Investigational New Drug Application that is required in any other country or region in the Territory before beginning clinical testing of ARC 2172 and/or a Licensed Product in humans in such country or region; and (c) all supplements and amendments to any of the foregoing.

1.27         “In Vitro Diagnostics” means the use of the SELEX Process or Aptamers or PhotoAptamers identified through the use of the SELEX Process in the assay, testing or determination, outside of a living organism, of a substance in a test material. In Vitro Diagnostics [ * ] other [ * ], the [ * ] of the [ * ] or Aptamers or [ * ] through the [ * ] of the [ * ] in the [ * ] or [ * ]: (a) [ * ] of a [ * ], (i) of a [ * ] in a [ * ], often to [ * ] or [ * ] of a [ * ] or [ * ], or to [ * ] for [ * ]; (ii) of a [ * ] or other [ * ] in a [ * ], often to [ * ] or [ * ] the [ * ] of a [ * ] or [ * ] in a [ * ] or [ * ] and (iii) of [ * ] (as in [ * ]); (b) of a [ * ] on a [ * ] such as [ * ] (as in [ * ] or other [ * ] of [ * ] within [ * ]); and (c) any [ * ] in vitro diagnostic [ * ] of the [ * ] or Aptamers or [ * ] through the [ * ] of the [ * ] in [ * ] for example, [ * ] and [ * ], and the [ * ] of [ * ] of Aptamer [ * ]: (i) to [ * ], through [ * ] in [ * ] or [ * ] of [ * ], and to [ * ] are [ * ] for the [ * ] of [ * ]; (ii) to [ * ] of [ * ] in a [ * ] of [ * ] in [ * ]; (iii) to [ * ] or [ * ] in [ * ] to [ * ] during [ * ] (e.g., as [ * ] of [ * ] or [ * ]); and (iv) to [ * ] or [ * ] in [ * ] to [ * ] (e.g., as [ * ] of [ * ] or [ * ]).

1.28         “ARCA Indemnitees” and “ARCHEMIX Indemnitees” have the meaning assigned in Section 11.1(a) and 11.1(b), respectively.

1.29         “Joint Patent Rights” means Patent Rights claiming Joint Technology.

4.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.30         “Joint Technology” means any Program Technology jointly conceived or reduced to practice by employees of or consultants to ARCA and employees of or consultants to Archemix under this Agreement. For clarity, any jointly developed Technology that is SELEX Technology or SELEX Inventions shall not be considered Joint Technology regardless of which Party conceived or reduced to practice such Technology or Inventions.

1.31         “Licensed Patent Rights” means any Archemix Patent Rights (a) to the extent claiming ARC 2172 or a Licensed Product or the manufacture thereof or the use thereof in the Field, or (b) that are necessary or useful for ARCA to exercise the relevant licenses granted to it pursuant to Article 5. For clarity, the Licensed Patent Rights shall exclude any Patent Rights that relate to the SELEX Inventions or the SELEX Technology and shall include, without limitation, the following United States Patents and their counterparts throughout the world to the extent not SELEX Inventions or SELEX Technology: United States Patent Nos. 6,334,318 B1; 5,476,766; 5,543,293; 5,582,981; 5,688,291; 5,817,785; 5,840,867; and 6,331,398 B1.

1.32         “Licensed Product” means a product that comprises, consists of, or which incorporates ARC 2172.

1.33         “Licensed Technology” means any Archemix Technology that (a) specifically relates to ARC 2172 or a Licensed Product, or (b) is necessary or useful for ARCA to exercise the relevant licenses granted to it pursuant to Article 3.

1.34         “MHLW” means the Ministry of Health, Labor and Welfare, otherwise referred to as “Korosho” or any successor thereto, which governs the scientific review of human pharmaceutical products in Japan.

1.35         “NDA” means a New Drug Application submitted and filed with the FDA or the equivalent application or filing filed with any equivalent agency or government authority outside of the United States (including any supra-national agency such as in the European Union) necessary for approval of a drug in such jurisdiction.

1.36         “Net Sales:”

(a)         means the gross amount invoiced by ARCA or its Affiliate or a licensee or sublicensee (at any level, including a sublicensee of a sublicensee) for sales of Licensed Products to a Third Party (other than a Third Party Partner or a licensee or sublicensee) less, to the extent included within the gross amount invoiced to and paid by the customer, deductions for: (i) transportation, and customs clearance, duty charges and insurance relating to such transportation; (ii) sales and excise taxes, customs and any other governmental charges, all to the extent imposed upon the sale of the Licensed Products and paid by the selling party; (iii) distributors fees, rebates or allowances actually granted or allowed, including government and managed care rebates; (iv) quantity discounts, cash discounts or chargebacks actually granted, allowed or incurred in the ordinary course of business in connection with the sale of the Licensed Products; and (v) allowances or credits to customers, not in excess of the selling price of the Licensed

5.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Products, on account of governmental requirements, rejection, recalls or return of the Licensed Products.

(b)         Solely for the purpose of calculating Net Sales of Licensed Products, if a Party or its Affiliate, or a licensee or sublicensee, sells such Licensed Products in the form of a combination product containing any such Licensed Product and one or more active ingredients or a delivery device (whether combined in a single formulation or package, as applicable, or formulated or packaged separately but sold together for a single price) (a “Combination Product”), Net Sales of such Combination Product for the purpose of determining the royalty due to the other Party pursuant to Sections 4.1(b)(i) and/or 9.2(b) will be calculated by multiplying actual Net Sales of such Combination Product as determined in subsection (a) above by the fraction A/(A+B) where A is the invoice price of such Licensed Product if sold separately, and B is the total invoice price of the other active ingredient(s) or the delivery device in the combination if sold separately. If, on a country-by-country basis, such other active ingredient or ingredients or delivery device in the Combination Product are not sold separately in such country, but the Licensed Product component of the Combination Product is sold separately in such country, Net Sales for the purpose of determining royalties due to the other Party pursuant to Sections 4.1(b)(i) and/or 9.2(b) for the Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product as determined in subsection (a) above by the fraction A/C where A is the invoice price of such Licensed Product component if sold separately, and C is the invoice price of the Combination Product. If, on a country-by-country basis, such Licensed Product component is not sold separately in such country, Net Sales for the purposes of determining royalties due to the other Party pursuant to Sections 4.1(b)(i) and/or 9.2(b) for the Combination Product shall be D/(D+E) where D is the fair market value of the portion of the Combination Products that contains the Licensed Product and E is the fair market value of the portion of the Combination Products containing the other active ingredient(s) or delivery device included in such Combination Product as such fair market values are determined by mutual agreement of the Parties.

1.37         “ARCA Background Technology” means any Technology that is (a) Controlled by ARCA as of the Effective Date or (b) conceived or first reduced to practice by ARCA after the Effective Date other than in the conduct of Research, Development or Commercialization, and in either case is necessary or useful for the Development, Commercialization, manufacture, importation, use or sale of ARC 2172 or Licensed Products under this Agreement. ARCA Background Technology does not include ARCA Program Technology or ARCA’s interest in Joint Technology. For clarity, any Program Technology that is SELEX Technology or SELEX Inventions shall not be considered ARCA Background Technology regardless of which Party conceived or reduced to practice such Technology or Inventions.

1.38         “ARCA Patent Rights” means Patent Rights Controlled by ARCA claiming or disclosing ARCA Technology.

1.39         “ARCA Product” has the meaning assigned to it in Section 9.2(a)(i).

6.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.40         “ARCA Program Technology” means any Program Technology that is conceived or first reduced to practice by or through employees of, or consultants to, ARCA, alone or with any Third Party, in the conduct of the Research, Development or Commercialization of ARC 2172 or Licensed Products. For clarity, any Program Technology that is SELEX Technology or SELEX Inventions shall not be considered ARCA Program Technology regardless of which Party conceived or reduced to practice such Technology or Inventions.

1.41         “ARCA Technology” means, collectively, ARCA Background Technology, ARCA Program Technology, and ARCA’s interest in all Joint Technology.

1.42         “Partnering Agreement” means an executed and in-force written agreement between ARCA and a Third Party or between a Third Party Partner and another Third Party, wherein such Third Party is granted the right to Develop or Commercialize, alone or in collaboration with ARCA or another Third Party Partner, a Licensed Product.

1.43         “Patent Rights” means the rights and interests in and to (a) a pending application for a patent anywhere in the world, including without limitation any provisional, converted provisional, continued prosecution application, substitution, continuation, divisional or continuation-in-part thereof; (b) any patent issuing on any of the foregoing, including any inventor’s certificate, that has not expired or been declared invalid by a court from which no appeal can be or has been taken; or (c) any extension, renewal, reissue or reexamination of any of the foregoing.

1.44         “Phase 1 Trial” means that portion of the clinical development program that generally provides for the first introduction into humans of a product with the primary purpose of determining safety, metabolism and pharmacokinetic properties and clinical pharmacology of the product, and that is consistent with 21 CFR §312.21(a) or the applicable rules and regulations of the jurisdiction in which the clinical trial is conducted.

1.45         “Phase 2 Trial” means that portion of the clinical development program that provides for a clinical trial of a product on patients, which may include pharmacokinetic studies, the principal purpose of which is to make a preliminary determination that such product is safe for its intended use, to determine potential doses and to obtain sufficient information about such product’s efficacy to permit the design of further clinical trials, and that is consistent with 21 CFR §312.21(b) or the applicable rules and regulations of the jurisdiction in which the clinical trial is conducted.

1.46         “Phase 3 Trial” means that portion of the clinical development program that provides for a pivotal human clinical trial of a product, which trial is designed to: (a) establish that a product is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with the product in the dosage range to be prescribed; and (c) support Regulatory Approval of such product; and which trial is consistent with 21 CFR

7.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

§312.21(c) or the applicable rules and regulations of the jurisdiction in which the clinical trial is conducted.

1.47         “Program Technology” means any Technology that is generated, conceived or first reduced to practice (actively or constructively) by either Party or both Parties in the conduct of the Research, Development or Commercialization of ARC 2172 or Licensed Products.

1.48         “Radio Therapeutic Aptamer” means any product for human therapeutic use that contains one or more Aptamers that targets specifically any diseased tissue, cells or disease-specific molecules or any tissue or cells which are affected by a disease or located in the close neighborhood of a disease process and is linked to or incorporates: (a) radionucleotides; or (b) any structure or elements which develop therapeutic effects similar to the effect of linking or incorporating radionucleotides after submission of any kind of radiation.

1.49         “Regulatory Approval” means any and all approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations or authorizations of any national, supra-national (e.g., the European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the manufacture, distribution, use or sale of a Licensed Product in a regulatory jurisdiction.

1.50         “Regulatory Authority” means the FDA or any counterpart of the FDA outside the United States, or other national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council, or other governmental entity with authority over the distribution, importation, exportation, manufacture, production, use, storage, transport or clinical testing or sale of a Licensed Product.

1.51         “Regulatory Documentation” means, with respect to a Licensed Product, all regulatory filings and supporting documents created, submitted to the FDA or any equivalent agency or government authority outside of the United States (including any supra-national agency such as in the European Union) relating to such product, and all data contained therein, including, without limitation, any IND(s), NDA(s), Biologics License Application(s) (“BLA(s)”), Investigator’s Brochures, Drug Master File(s) , correspondence to and from the FDA or any equivalent agency or governmental authority outside of the United States, minutes from teleconferences with Regulatory Authorities, registrations and licenses, regulatory drug lists, advertising and promotion documents shared with Regulatory Authorities, adverse event files, complaint files and manufacturing records.

1.52         “Regulatory Filing” means the NDA, BLA, IND, or any foreign counterparts thereof and any other filings required by Regulatory Authorities relating to the study, manufacture or commercialization of any Licensed Product.

1.53         “Research” means: (a) the discovery and identification of ARC 2172 and (b) the biological characterization (including, without limitation, preclinical activities such as in vivo analysis) of ARC 2172.

8.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.54         “Royalty Period” has the meaning assigned to it in Section 4.1(b)(iii).

1.55         “SELEX Inventions” means any and all inventions, including any improvements, made solely by employees or independent contractors of one Party, or jointly by employees or independent contractors of each Party, in the course of the Party’s or Parties’ performance under this Agreement, specifically relating to the SELEX Technology.

1.56         “SELEX Portfolio” means those Patent Rights licensed by Gilead to Archemix pursuant to the Gilead-Archemix Agreement.

1.57         “SELEX Technology” means any Technology or process for identifying, modifying, optimizing and/or stabilizing an Aptamer, whether (i) existing as of the Effective Date or invented thereafter. For clarity for the purposes of this Section 1.57: (i) the process of “identifying” includes, without limitation, any process which is disclosed in or falls within the claimed scope of U.S. Patent Nos. 5,270,163 or 5,843,653; and (ii) the processes of “modifying”, “optimizing” and “stabilizing” include, without limitation, minimization, truncation, conjugation, pegylation, complexation, substitution, and deletion and/or incorporation of modified nucleotides. “SELEX Technology” and “SELEX Inventions” does not include any Compound Technology.

1.58         “SomaLogic Agreements” means the [ * ] by and between [ * ] and [ * ], the [ * ] between [ * ] and [ * ], and the [ * ].

1.59         “Technology” means, collectively, inventions, discoveries, improvements, trade secrets, proprietary materials and proprietary methods, whether or not patentable, including without limitation: (a) methods of production or use of, and structural and functional information pertaining to, chemical compounds; (b) compositions of matter, data, formulations, processes, techniques, know-how and results (including any negative results); and (c) any proprietary data, instructions, processes, methods, formulae, materials, expert opinions and information including, without limitation, biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information in the Control of a Party either prior to or during this Agreement that relates in any way to Development activities.

1.60         “Term” has the meaning assigned to it in Section 8.

1.61         “Third Party” means any entity other than: (a) ARCA; (b) Archemix; or (c) an Affiliate of either of them.

1.62         “Third Party Royalty” has the meaning assigned to it in Section 4.1(b)(ii).

1.63         “Title 11” has the meaning assigned to it in Section 13.2(a).

1.64         “ULEHI Agreement” means the [ * ] and [ * ] by and between [ * ] and [ * ] to the [ * ].

9.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.65         “URC License Agreement” means the [ * ] and [ * ], by and between [ * ] and [ * ]

1.66         “UTC” means [ * ], the [ * ] to the [ * ].

1.67         “Valid Claim” means (a) any claim of a pending patent application which has been pending for a period of less than five (5) years from the date of issuance of a first patent office communication during examination of the first application related thereto, and shall not have been earlier cancelled, withdrawn or abandoned on a country-by-country basis, or (b) an issued unexpired patent that (i) has not been finally cancelled, withdrawn, abandoned or rejected by any administration agency or other body of competent jurisdiction, (ii) has not been permanently revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, (iii) has not been rendered unenforceable through disclaimer or otherwise, and (iv) is not lost through an interference proceeding.

1.68         “Coagulation Cascade Protein” means a protein that is included on the list set forth in Exhibit B.

1.69         “Inhibit” or “Inhibition” means inhibition at a therapeutically useful level by binding to a pre-selected Coagulation Cascade Protein.

1.70         “Short Acting Coagulation Cascade Aptamer” any Aptamer that: (a) binds to a pre-selected Coagulation Cascade Protein; (b) Inhibits the blood coagulant function of the pre-selected Coagulation Cascade Protein; and (c) demonstrates the short-acting characteristics and limitations that are set forth in Exhibit C. For clarity, Short Acting Coagulation Cascade Aptamers do not include [ * ].

2.	DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION

2.1         Diligence.   ARCA will use Diligent Efforts to Develop, manufacture and Commercialize at least one (1) Licensed Product for use in the Field.

2.2         Development and Commercialization.   ARCA has sole and full control, authority and responsibility for conducting, funding and pursuing all aspects of the Development and Commercialization of ARC 2172 and Licensed Products throughout the world, so long as ARCA uses Diligent Efforts with respect thereto. ARCA may, at its discretion, contract with or grant sublicenses to Third Parties in connection with the exercise of its rights with regard to the Development and Commercialization of ARC 2172 and Licensed Products.

2.3         Abandonment of Development Compounds.   ARCA may determine that Development of ARC 2172 should be abandoned. If ARCA decides to abandon Development of ARC 2172, and this Agreement is terminated pursuant to Section 9.1, then Archemix will have the right to continue such Development either by itself or with a Third Party.

10.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.4         Regulatory Affairs.   With respect to ARC 2172, at its discretion ARCA will prepare, file and own all right, title and interest in Regulatory Filings and Regulatory Approvals relating to ARC 2172.

2.5         Manufacturing.   ARCA will be responsible for manufacturing and supplying ARC 2172 and Licensed Products for Development and Commercialization and for making all decisions with respect thereto in its sole discretion including, without limitation, decisions relating to process development work to support quality assurance, improving manufacturing/cost efficiency and commercial scale-up manufacturing. For clarity, ARCA shall have final decision making authority to fulfill its regulatory responsibilities over all steps of the manufacturing process (including bulk, finish and fill, labeling and packaging, lot release and management of contractors and subcontractors). The Parties recognize that ARCA may use Third Parties to conduct some or all of ARCA’s manufacturing responsibilities hereunder, and ARCA will have sole decision making authority for contracting with any such Third Parties.

3.	LICENSES AND RELATED RIGHTS

3.1         Commercialization License.   Archemix hereby grants to ARCA an exclusive (even as to Archemix), worldwide, sublicensable license under the Licensed Technology and Licensed Patent Rights, to Develop, Commercialize, make, have made, use, have used, sell, have sold, lease, offer for sale or lease, import and export ARC 2172 and Licensed Products within the Field.

3.2         License Grant upon Termination of the Collaboration.   Upon termination the license grants between the Parties of this Agreement shall be governed under Section 9 of this Agreement.

3.3         License Limitations.   Notwithstanding any provision hereof to the contrary, (a) Archemix does not grant to ARCA a license to the SELEX Technology or SELEX Inventions and ARCA hereby covenants that it will not practice any SELEX Technology or SELEX Inventions Controlled by Archemix and (b) ARCA hereby covenants that it will not practice any of the rights granted hereunder to any of the Licensed Patent Rights or Licensed Technology or use, make, have made, import, sell, have sold, or offer for sale ARC 2172 or Licensed Product for a purpose other than that expressly permitted in Sections 3.1 and 3.2 hereof. For clarity, ARCA shall have no right under this Agreement to use, make, have made, import, sell, have sold, and/or offer for sale: (w) any Radio Therapeutic Aptamer; (x) any Aptamer that is not ARC 2172; (y) any non-therapeutic use of ARC 2172, including, but not limited to, In Vitro Diagnostics and/or other diagnostic uses, use of an Aptamer as a reagent or use of an Aptamer in or as a non-therapeutic service; or (z) ARC 2172 in conjunction with a second nucleic acid component, where the additional nucleic acid component is used to affect or terminate the activity of ARC 2172.

3.4         Exclusivity.   During the Term of this Agreement, Archemix shall not independently or with a Third Party [ * ].

11.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.5         Sharing of Data.

(a)         During the Term of this Agreement, ARCA will (i) have reasonable access to all Program Technology (including, without limitation, all raw data) as it is generated and (ii) provide Archemix with written updates twice a year describing in reasonable detail ARCA’s Development and Commercialization activities hereunder.

(b)         The Parties’ access to Program Technology and ARCA Technology after the termination of the Agreement shall be governed by Section 9.2(a) and Section 6.1.

3.6         Grantback.   Notwithstanding anything in this Agreement to the contrary, and subject to Section 3.4, ARCA hereby grants to Archemix a non-exclusive, paid-up, royalty-free license to any ARCA Program Technology and ARCA Patent Rights covering such ARCA Program Technology that generically relates to and covers the manufacturing, formulation, methods of use and/or processing of Aptamers (such Patent Rights hereinafter referred to as “Generic IP”). Archemix shall have the right to practice the Generic IP and to grant sublicenses to the Generic IP to Third Parties who have a license from Archemix to Archemix technology and/or intellectual property solely in order to permit Archemix or such Third Party to research, discover, make, have made, keep, use, sell and/or have sold, import or export Aptamers which are not subject to ARCA’s exclusive rights hereunder. For clarity, the rights granted to Archemix by ARCA under this Section 3.6 are limited to the claims to Generic IP and no rights are granted under other claims in any patent or patent application of ARCA that contains the claim(s) which is (are) Generic IP.

3.7         Sublicenses.   ARCA has the right to subcontract its Development and Commercialization responsibilities under this Agreement (and grant any necessary sublicenses in connection therewith) without obtaining the consent of Archemix; provided, that, ARCA shall at all times remain primarily responsible and liable for all such activities.

With respect to each sublicense granted hereunder: (a) such sublicense shall be subject to all the material terms and conditions of the Agreement as applicable; (b) the scope of such sublicense shall be limited to performing Development or Commercialization activities hereunder; (c) ARCA shall be liable to Archemix as if ARCA is exercising such sublicensed rights itself under this Agreement; and (d) ARCA shall provide, upon written request by Archemix, reasonable assurance that its sublicensees are bound by confidentiality, indemnity, reporting, audit rights, access to data, and information and inventions assignment obligations substantially the same as those set forth in this Agreement. ARCA shall promptly provide notice to Archemix of any sublicense granted pursuant to this Section 3.7.

3.8         No Other Rights.   No licenses other than as expressly provided herein are granted by either Party to such Party’s Technology or Patent Rights.

4.	COMPENSATION

4.1         Payments for Licensed Products.

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(a)         Milestone Payments.   ARCA shall pay to Archemix the milestone payments as set forth below, which shall be due and payable within ten (10) business days of the occurrence of the event for the first Licensed Product. For clarity, each milestone payment is due only once, regardless of the number of Licensed Products Developed or Commercialized under this Agreement.

	Milestone Event	Payment Amount
[ * ]	[ * ]	$	[ * ]
[ * ]	[ * ]	$	[ * ]
[ * ]	[ * ]	$	[ * ]
[ * ]	[ * ]	$	[ * ]
[ * ]	[ * ]	$	[ * ]
[ * ]	[ * ]	$	[ * ]
	Total	$	[ * ]

(b)         Royalties.

(i)         ARCA shall pay Archemix royalties on Net Sales of Licensed Products at the royalty rates set forth below:

Portion of Net Sales of Each Licensed Product during Each Calendar Year	Royalty Rate

Up to $ [ * ]	[ * ]%

The portion of Net Sales that is greater than $ [ * ] and less than or equal to $ [ * ]	[ * ]%

The portion of Net Sales that is greater than $ [ * ] and less than or equal to $ [ * ]	[ * ]%

The portion of Net Sales that is greater than $ [ * ] and less than or equal to $ [ * ]	[ * ]%

The portion of Net Sales that is greater than $ [ * ]	[ * ]%

(ii)         Third Party Royalties.   ARCA shall be responsible for any and all royalties due to a Third Party in connection with the Development of ARC 2172 and/or Commercialization of any Licensed Product (the “Third Party Royalty”), except that Archemix shall be responsible for all royalties due to ULEHI for payments made by ARCA to Archemix

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with respect to all Licensed Products. Archemix hereby warrants that the only Third Party Royalty obligation of which Archemix is aware that exists as of the Effective Date of this Agreement is set forth in the ULEHI Agreement.

(iii)         Royalty Adjustment and Term.   The royalty amounts set forth above shall be due on a Licensed Product-by-Licensed Product and country-by-country basis for so long as a Valid Claim of (a) Licensed Patent Rights cover the manufacture, use or sale of such Licensed Product in such country or (b) ARCA Patent Rights that cover ARCA Program Technology cover the manufacture, use or sale of such Licensed Product in such country. In the event that no such Valid Claim exits, the royalty amounts set forth above, which shall be due on a country-by-country basis, shall be reduced by [ * ] ( [ * ]%) on a Licensed Product-by-Licensed Product and country-by-country basis until the [ * ] ( [ * ]) anniversary of the first commercial sale of such Licensed Product in such country if such anniversary has not yet occurred.

(iv)         Royalty Report and Payment.   Commencing with the first commercial sale of a Licensed Product by ARCA or its licensees or sublicensees, ARCA or its licensees or sublicensees making such sales shall make quarterly written reports to Archemix within sixty (60) days after the end of each calendar quarter (the “Royalty Period”), stating in each such report, by Licensed Products and by country, the number, description and aggregate Net Sales in U.S. dollars of such Licensed Products sold during such Royalty Period by ARCA and its licensees or sublicensees, respectively. The report shall also show: (A) the calculation of Net Sales made by ARCA and the royalty payments due to Archemix on such Net Sales for such Royalty Period; (B) the calculation of Net Sales made by ARCA’s licensees or sublicensees, the amount of sublicense revenue and royalty received from such licensees or sublicensees and the royalty payments due to Archemix on such sublicensee Net Sales for such royalty period; (C) the amount of taxes, if any, withheld to comply with applicable law; and (D) the exchange rates used in calculating the payments due to the other Party, which exchange rates shall comply with Section 4.1(b)(vi) below. Simultaneously with the delivery of each such report, ARCA or its licensee or sublicensee making such sales shall pay to Archemix the total royalties, if any, due to Archemix for such Royalty Period. If no royalties are due, ARCA or its licensee or sublicensee making such sales shall so report.

(v)         Blocked Currency.   In each country where the local currency is blocked and cannot be removed from the country, royalties arising from sales made in that country shall be paid in the country in local currency by deposit in a local bank designated by Archemix, unless the Parties otherwise agree.

(vi)         Foreign Exchange.   Conversion of sales recorded in local currencies to U.S. dollars will be performed using an exchange rate for conversion of the foreign currency into U.S. dollars, at the average rate of exchange for the calendar quarter to which such payments relate, quoted for current transactions for buying U.S. dollars, as reported in The Wall Street Journal for the last business day of the week before such payment is due, except as provided in Section 4.1(b)(v).

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4.2         Payment Method.   All payments due under this Agreement shall be made by bank wire transfer in immediately available funds to an account designated by the receiving Party. All payments hereunder shall be made in U.S. dollars from the United States.

4.3         Taxes.   Each Party shall pay any and all taxes levied on account of all payments it receives under this Agreement. If laws or regulations require that taxes be withheld, the paying Party will: (a) deduct those taxes from the remittable payment; (b) pay the taxes to the proper taxing authority; and (c) send evidence of the obligation together with proof of tax payment to the receiving Party within thirty (30) days following that tax payment.

5.	RECORDS; AUDITS

Both Parties shall keep complete, true and accurate books of accounts and records for the purpose of determining the payments to be made under this Agreement. Such books and records shall be kept for at least three (3) years following the end of the calendar quarter to which they pertain. Such records will be open for inspection during such three (3) year period by independent accountants, solely for the purpose of verifying payment statements hereunder. Such inspections shall be made no more than once each calendar year, at reasonable time and on reasonable notice. If any errors that favor the inspected Party are discovered in the course of such inspection, then within thirty (30) days after its receipt of the inspection report, the inspected Party shall pay the inspecting Party those amounts (plus interest equal to the Prime Lending Rate as published in the Wall Street Journal on the day preceding the inspection plus two hundred (200) basis points; provided, however, that in no event shall such rate exceed the maximum annual interest rate permitted under applicable law) that the inspecting Party would have received in the absence of such errors. If any errors that favor the inspecting Party are discovered in the course of such inspection, then within thirty (30) days after its receipt of the inspection report, the inspecting Party shall pay the inspected Party those amounts. Inspections conducted under this Article 5 shall be at the expense of the inspecting Party, unless a variation or error that favors the inspected Party exceeding five percent (5%) of the amount stated for any year covered by the inspection is established in the course of such inspection, whereupon all costs relating to the inspection for such period will be paid promptly by the inspected Party.

6.	INFORMATION, INVENTIONS AND INTELLECTUAL PROPERTY

6.1         Ownership.

(a)         Patent Rights and Technology.   Subject to Section 6.1(b), all Patent Rights will be the property of the inventing Party, provided that all Joint Patent Rights will be jointly owned by the Parties with each Party having full rights to use and license same subject only to the licenses expressly granted and the terms set forth herein. In all cases, inventorship shall be determined according to United States Patent law.

(b)         SELEX Inventions and SELEX Technology.   Notwithstanding anything to the contrary herein, the SELEX Inventions and SELEX Technology shall be the

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property of Archemix. ARCA shall and hereby does assign to Archemix all of ARCA’s right, title and interest in and to all SELEX Inventions and SELEX Technology.

(c)         Technology.   Subject to Section 6.1(b), ownership of all unpatented Technology is and will be the property of the Party who created it.

(d)         Further Acts.   Each Party shall perform such additional actions necessary to affect the intent of this Section 6.1, and shall reasonably cooperate with the other Party in doing so.

6.2         Patent Prosecution and Maintenance.

(a)         ARC 2172 and Compound Patent Rights.   For so long as ARCA has an exclusive license hereunder to ARC 2172, ARCA has the right to pursue worldwide filing, prosecution and maintenance of ARC 2172 Patents or Compound Patent Rights using mutually acceptable outside counsel. ARCA will be solely responsible for all costs incurred in this Section 6.2(a). ARCA will keep Archemix apprised of all prosecution matters, and will provide a copy of all official correspondence to Archemix, and ARCA will consider any comments in good faith from Archemix and incorporate them to the extent possible. ARCA shall file, prosecute and maintain the ARC 2172 Patents and Compound Patent Rights in Archemix’ name using reasonably diligent efforts including filing, prosecuting and maintaining the ARC 2172 Patents and Compound Patent Rights, at a minimum, in the countries listed on Exhibit A. If in the exercise of diligent efforts ARCA decides to not pursue prosecution or maintenance of any such Patent Rights control of such Patent Rights shall be transferred to Archemix at no cost. For purposes of this Agreement, “ARC 2172 Patents” means the following United States Patent Applications and their counterparts throughout the world to the extent not SELEX Inventions or SELEX Technology: U.S. Patent Application Serial No. 60/711,768 and Serial No. 60/808,590.

(b)         SELEX Technology and SELEX Inventions.   Archemix shall have the sole right but not the obligation to file, prosecute and maintain Patent Rights on SELEX Technology or SELEX Inventions, at its own expense.

(c)         Archemix Technology.   Except as set forth in Section 6.2(a), Archemix shall have the sole right but not the obligation to file, prosecute and maintain Patent Rights on Archemix Background Technology and Archemix Program Technology, at its own expense, including without limitation all Patent Rights in and to the SELEX Portfolio.

(d)         ARCA Background Technology.   ARCA shall have the sole right but not the obligation to file, prosecute and maintain Patent Rights claiming ARCA Background Technology, at its own expense.

(e)         ARCA Program Technology.   ARCA shall have the first right but not the obligation to file, prosecute and maintain Patent Rights claiming ARCA Program Technology at its own expense. If, at any time, ARCA elects not to pursue patent protection for, or

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maintenance of, any ARCA Program Technology, Archemix shall have the right to pursue patent protection for such Technology at Archemix’s sole expense.

(f)         Joint Patent Rights.   Archemix has the first right, but not the obligation, to pursue worldwide patent protection of all Joint Technology not covered by Section 6.2(a) above. The Parties will be jointly (on a fifty/fifty (50/50) basis) responsible for all costs incurred pursuant to this Section 6.2(f). If Archemix elects to pursue such patent protection, it will use outside counsel mutually acceptable to the Parties. Archemix will keep ARCA apprised of all prosecution matters, and will provide a copy of all official correspondence to ARCA. Archemix will consider in good faith any comments from ARCA and incorporate them to the extent possible. If, at any time, Archemix elects to not pursue patent protection for, or maintenance of, any such Joint Patent Rights, control of such Joint Patent Rights shall be transferred to ARCA at no cost. For clarity, Patent Rights claiming any SELEX Technology or SELEX Invention are governed by Section 6.2(b) and not this Section 6.2(f).

(g)         Information and Cooperation.   Each Party that has responsibility for filing and prosecuting any Patent Rights under this Section 6.2 (a “Filing Party”) shall: (a) regularly provide the other Party (the “Non-Filing Party”) with copies of all patent applications filed hereunder for Program Technology and other material submissions and correspondence with the patent offices, in sufficient time to allow for review and comment by the Non-Filing Party; and (b) to the extent practicable, provide the Non-Filing Party and its patent counsel with an opportunity to consult with the Filing Party and its patent counsel regarding the filing and contents of any such application, amendment, submission or response, and the advice and suggestions of the Non-Filing Party and its patent counsel shall be taken into consideration in good faith by such Filing Party and its patent counsel in connection with such filing. Each Filing Party shall pursue in good faith all reasonable claims and take such other reasonable actions, as may be requested by the Non-Filing Party in the prosecution of any Patent Rights under this Section 6.2; provided, however, if the Filing Party incurs any additional expense as a result of any such request, the Non-Filing Party shall be responsible for the cost and expenses of pursuing any such additional claim or taking such other activities. In addition, ARCA (a) agrees that if Archemix claims any action taken under Section 6.2 would be detrimental to Patent Rights covering Archemix Background Technology (including without limitation the SELEX Portfolio), Archemix shall provide written notice to ARCA and the Parties shall, as promptly as possible thereafter, meet to discuss and resolve such matter and, if they are unable to resolve such matter, the Parties shall refer such matter to a mutually agreeable outside patent counsel for resolution.

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6.3         Enforcement of Patent Rights.

(a)         Notice.   If a Third Party is apparently infringing any Patent Right to which exclusive licenses are granted under this Agreement, the Party first obtaining knowledge of such a claim shall immediately provide the other Party notice of such claim and the related facts in reasonable detail.

(b)         Enforcement Responsibility.   ARCA, as exclusive commercial licensee, has the first right, but not the obligation, to solely enforce all Compound Patent Rights against any actual or suspected Third Party infringer in the Field. Such enforcement will be in ARCA’s own name and entirely under its own direction and control, and ARCA may settle any such action, proceeding or dispute by license, subject to the remainder of this Section 6.3(b). ARCA will be solely responsible for all costs incurred in this Section 6.3(b).

(i)         Enforcement by ARCA.   Archemix will, upon ARCA’s request, reasonably assist ARCA in any action or proceeding being prosecuted by ARCA under this Section 6.3(b) if so requested, and shall lend its name to such actions or proceedings if reasonably requested by ARCA or required by applicable law. ARCA shall reimburse Archemix for the documented external costs Archemix reasonably incurs in providing such assistance as specifically requested in writing by ARCA. Archemix shall have the right to participate and be represented in any such suit by its own counsel at its own expense; provided, that, ARCA shall retain overall responsibility for the prosecution of such suit or proceedings in such event. No settlement of any such action or proceeding which restricts the scope, or adversely affects the enforceability, of an Archemix Patent Right, or which could be reasonably expected to have a material adverse financial impact on Archemix, may be entered into by ARCA without the prior written consent of Archemix, which consent shall not be unreasonably withheld, delayed or conditioned.

(ii)         Enforcement by Archemix.   If ARCA elects not to settle or bring any action for infringement described in this Section 6.3(b) and so notifies Archemix, including following any request by Archemix to do so, then Archemix may settle or bring such action at its own expense, in its own name; provided, however, that Archemix agrees not to so settle or bring such action for infringement upon ARCA’s request based on ARCA’s good faith reasonable determination that it is not in the best interest of the Parties to so settle or bring such action for infringement. In the case where Archemix proceeds to settle or bring an action for such infringement, the following shall apply. ARCA shall reasonably assist Archemix in any action or proceeding being prosecuted if so requested, and shall lend its name to such actions or proceedings if requested by Archemix or required by applicable law. Archemix shall reimburse ARCA for the documented external costs ARCA reasonably incurs in providing such assistance as specifically requested in writing by Archemix. ARCA shall have the right to participate and be represented in any such suit by its own counsel at its own expense; provided, that, Archemix shall retain overall responsibility for the prosecution of such suit or proceedings in such event. No settlement of any such action or proceeding which restricts the scope, or adversely affects the enforceability, of a Licensed Patent Right hereunder, or which could be reasonably expected to

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have a material adverse financial impact on ARCA, may be entered into by Archemix without the prior written consent of ARCA, which consent shall not be unreasonably withheld, delayed or conditioned.

(iii)         Withdrawal.   If either Party brings an action or proceeding under this Section 6.3(b) and subsequently ceases to pursue or withdraws from such action or proceeding, it shall promptly notify the other Party and the other Party may substitute itself for the withdrawing Party under the terms of this Section 6.3(b).

(iv)         Damages.   In the event that either Party exercises the rights conferred in this Section 6.3(b) and recovers any damages or other sums in such action, suit or proceeding or in settlement thereof, such damages or other sums recovered shall first be applied to all out-of-pocket costs and expenses incurred by the Parties in connection therewith, including, without limitation, attorneys fees. Except as otherwise provided in this Section 6.3(b), each Party will bear its own expenses with respect to any suit or other proceeding against an infringer. If such recovery is insufficient to cover all such costs and expenses of both Parties, it shall be shared in proportion to the total of such costs and expenses incurred by each Party. If after such reimbursement any funds shall remain from such damages or other sums recovered, such funds shall be divided as follows: (i) as to ordinary damages based on lost sales or profit, ARCA shall retain such funds and Archemix shall receive payment equivalent to payments that would have been due to Archemix under this Agreement had the infringing sales that ARCA lost to the infringer been made by ARCA; and (ii) as to special or punitive damages, the Party that brought the enforcement action at its expense shall be entitled to receive eighty percent (80%) of the amount of such special or punitive damages and the other Party shall receive twenty percent (20%) of the amount of such special or punitive damages.

(c)         Archemix Background Technology and SELEX Technology and SELEX Inventions.   Archemix shall have the sole right but not the obligation to enforce Patent Rights on SELEX Technology and SELEX Inventions and, subject to Section 6.3(b), on Archemix Background Technology.

(d)         ARCA Patent Rights.   ARCA shall have the sole right but not the obligation to enforce ARCA Patent Rights.

6.4         Defense of Third Party Claims.

ARCA will have the first right to defend any claims by a Third Party alleging infringement of any Third Party Patents or misappropriation of any Third Party trade secrets in connection with the Development, manufacture or Commercialization of ARC 2172 or a Licensed Product by ARCA, its Affiliates, sublicensees, contractors or consultants. ARCA may, at its sole option, settle any such claim; provided, that, such settlement does not, or will not have any material adverse effect on Archemix.

7.	CONFIDENTIALITY

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7.1         Nondisclosure of Confidential Information.   All Technology and other information disclosed by one Party to the other Party pursuant to this Agreement that is marked or otherwise identified as “confidential” or “proprietary” shall be “Confidential Information” of the disclosing Party. Confidential Information also includes all Technology and other information developed by either Party in carrying out this Agreement and disclosed to the other Party, or disclosed by either Party under the Original Agreement or the Restated Agreement, which agreements are superseded by this Agreement. The Parties agree that during the Term, and for a period of five (5) years thereafter, a Party receiving Confidential Information of the other Party will: (a) maintain in confidence such Confidential Information to the same extent such Party maintains its own proprietary industrial information of similar kind and value; (b) not disclose such Confidential Information to any Third Party without prior written consent of the disclosing Party, except as otherwise permitted in this Article 7; and (c) not use such Confidential Information for any purpose except those permitted by this Agreement.

7.2         Exceptions.   The obligations in Section 7.1 shall not apply to information that the receiving Party can show by competent written proof:

(a)         Is publicly disclosed by the disclosing Party, either before or after the Confidential Information is disclosed to the receiving Party hereunder;

(b)         Was known to the receiving Party, without obligation to keep it confidential, before disclosure of the Confidential Information by the disclosing Party;

(c)         Is subsequently disclosed to the receiving Party by a Third Party lawfully in possession thereof and without obligation to keep it confidential;

(d)         Has been published by a Third Party; or

(e)         Has been independently developed by the receiving Party without the aid, application or use of the Confidential Information.

7.3         Authorized Disclosure.

(a)         A Party may disclose the Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances, in each case, to the extent consistent with the terms of this Agreement:

(i)	Filing or prosecuting Patent Rights;

(ii)	Making Regulatory Filings;

(iii)	Prosecuting or defending litigation;

(iv)	Complying with applicable governmental regulations;

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(v)        Conducting business discussions with Third Parties who potentially or actually enter into a Partnering Agreement with ARCA and who have signed confidentiality agreements consistent with this Article 7; and

(vi)        Making disclosures, in connection with the performance of this Agreement, to Affiliates and actual or prospective licensees, sublicensees, contractors, research collaborators, employees, consultants, or agents, each of whom before disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 7. ARCA and its sublicensees may also publicly disclose clinical data for use in connection with the marketing of Licensed Products in accordance with the customary practice of the pharmaceutical industry.

(b)        The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties. Such terms may be disclosed by a Party to investment bankers, investors, and potential investors, lenders and potential lenders and other sources and other potential sources of financing, licensees and potential licensees, acquirer or merger partners and potential acquirer or merger partners and Gilead and University License Equity Holdings, Inc. In addition, a copy of this Agreement may be filed by either Party with the Securities and Exchange Commission if such filing is required by law or regulation. In connection with any such filing, such Party shall endeavor to obtain confidential treatment of economic and trade secret information, and shall provide the other Party with the proposed confidential treatment request with reasonable time for such other Party to provide comments, which comments shall be reasonably considered by the filing Party.

7.4        Publicity.   The Parties agree that the public announcement of the execution of this Agreement shall be made pursuant to a press release approved by the Parties. Any other publication, news release or other public announcement relating to this Agreement or to the performance hereunder, shall also be reviewed and approved by both Parties; provided, however, that any disclosure which is required by law as advised by the disclosing Party’s counsel may be made without the prior consent of the other Party, although the other Party shall be given prompt notice of any such legally required disclosure and to the extent practicable shall provide the other Party an opportunity to comment on the proposed disclosure.

7.5        Publications.   Subject to Section 7.3, each Party agrees to provide the other Party the opportunity to review any proposed abstracts, manuscripts or presentations (including verbal presentations) which relate to ARC 2172 at least thirty (30) days before its intended submission for publication and agrees, upon request, not to submit any such abstract or manuscript for publication until the other Party is given a reasonable period of time to secure patent protection for any material in such publication as appropriate and as governed by Article 6. Both Parties understand that a reasonable commercial strategy may require delay of publication of information or filing of patent applications. The Parties agree to review and consider delay of publication and filing of patent applications under certain circumstances. Neither Party shall have the right to publish or present Confidential Information of the other Party, which is subject to Section 7.1, without the other Party’s written consent. Nothing contained in this Section 7.5

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shall prohibit the inclusion of information necessary for a patent application, so long as the Non-Filing Party is given a reasonable opportunity to review and comment on the information to be included before submission of such patent application. Following termination of the Agreement, a Party that continues to develop or commercialize a Licensed Product as an Archemix Product or ARCA Product, as the case may be, may publish results of studies of such Licensed Product without prior consultation with the other Party.

8.	TERM

Subject to Article 9, the term during which this Agreement is in effect (the “Term”) commences on the Effective Date and expires at such time as all obligations of the Parties to make payments pursuant to Article 4 for all Licensed Products have ended, unless earlier terminated in accordance with the provisions of Article 9 below.

9.	TERMINATION

9.1        Termination of Agreement.

(a)        Termination for Material Breach.   Either Party may terminate this Agreement, on a Licensed Product by Licensed Product basis, if the other Party has materially breached or defaulted in the performance of any relevant obligations under this Agreement or failed to use Diligent Efforts in the performance of any relevant obligations under this Agreement, and the non-breaching Party has provided written notice to the other Party specifying the basis for the termination. For a failure to make a payment set forth in Article 4, the allegedly breaching Party shall have ten (10) days to cure such breach. For all breaches other than a failure to make a payment set forth in Article 4, the allegedly breaching Party shall have sixty (60) days to either cure such breach or, if cure cannot be reasonably effected within such sixty (60) day period, to deliver to the other Party a plan for curing such breach that is reasonably sufficient to effect a cure within ninety (90) days from receipt of the notice of breach. If the breaching Party does not cure the breach before the expiration of ten (10), sixty (60) or ninety (90) days, as applicable, after receipt of the written notice specifying the basis for termination, the Agreement shall terminate upon the expiration of the ten (10), sixty (60) or ninety (90) day period, as applicable. If the Parties cannot agree as to whether a breach exists, the dispute shall be resolved pursuant to Article 12, and no termination shall be effective until the matter is so resolved. In the event that either Party files for protection under bankruptcy laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not discharged within sixty (60) days of the filing thereof, then the other Party may terminate this Agreement effective immediately upon written notice to such Party.

(b)        Voluntary Termination Other Than for Material Breach.   For reasons other than Archemix’s material breach of its obligations under this Agreement pursuant to Section 9.1(a) ARCA may terminate this Agreement, on a Licensed Product by Licensed

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Product basis, or terminate the Agreement in its entirety, in its discretion upon sixty (60) days prior written notice to Archemix.

9.2        Effects of Termination.

(a)        Development of Products.

(i)        ARCA Product.   If this Agreement is terminated by ARCA, in whole or in part, for Archemix’s material breach under this Agreement pursuant to Section 9.1(a), upon the effective date of such termination, any Licensed Product then under Development or being Commercialized shall cease to be a Licensed Product and will automatically become a “ARCA Product.” Promptly after the effective date of such termination: (A) Archemix shall assign to ARCA all of Archemix’s right, title and interest in and to all Compound Technology and all Regulatory Documentation, Regulatory Filings and Regulatory Approvals, to the extent relevant to the Development and/or Commercialization of such ARCA Product in the Field and any trademarks for such product; (B) Archemix shall provide ARCA with at least two (2) accurate and legible copies (including both paper and electronic copies, where available) of all such Technology as defined in Section 1.59 related the Development and/or Commercialization of such ARCA Product; (C) upon ARCA’s written request and to the extent Archemix has the right to do so, Archemix shall assign to ARCA all agreements with Third Parties that are specific for the Development and/or Commercialization of such ARCA Product; and (D) Archemix shall no longer have access to future ARCA Technology that is related to such ARCA Product. ARCA shall be free to develop and commercialize such ARCA Product and to collaborate with any Third Parties on such endeavors, notwithstanding any Patent Rights of Archemix which would prevent such actions and subject only to Section 9.2(b)(i)(1).

(ii)      Archemix Product.   If this Agreement is terminated by Archemix, in whole or in part, pursuant to Section 9.1(a) for ARCA’s material breach under this Agreement, or by ARCA pursuant to Section 9.1(b) (voluntary termination), upon the effective date of such termination, any Licensed Product then under Development or being Commercialized shall cease to be a Licensed Product and will automatically become an “Archemix Product.” Promptly after the effective date of such termination: (A) ARCA shall assign to Archemix all of ARCA’s right, title and interest in and to the ARCA Technology, Regulatory Documentation, Regulatory Filings and Regulatory Approvals, to the extent relevant to the Development and/or Commercialization of such Archemix Product in the Field and any trademarks for such product; (B) ARCA shall provide Archemix with at least two (2) accurate and legible copies (including both paper and electronic copies, where available) of all ARCA Technology as defined in Section 1.59 related to the Development and/ or Commercialization of such Archemix Product; (C) upon Archemix’s written request and to the extent ARCA has the right to do so, ARCA shall assign to Archemix all agreements with Third Parties that are specific for the Development or Commercialization of such Archemix Product; and (D) ARCA shall no longer have access to future Program Technology that is related to such Archemix Product. Archemix shall be free to develop and commercialize such Archemix Product and to collaborate with any Third Parties on

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such endeavors, notwithstanding any patent rights of ARCA which would prevent such actions and subject only to Section 9.2(b)(i)(2).

(b)        Royalties and Payments on ARCA Products and Archemix Products.

(i)        Royalty Rate and Payments Upon Termination.   If this Agreement is terminated with respect to any ARCA Product or Archemix Product pursuant to Section 9.1(a) or (b) after the achievement of the [ * ] Milestone, then the Parties shall pay to each other royalties as set forth below, and the procedures set forth in Sections 4.1(b)(iii) through (vi) shall apply to both Parties (in the case when Archemix is the royalty paying Party, such provisions shall apply to Archemix correlatively). Otherwise no royalty shall be due to a Party hereto with respect to Archemix Products or ARCA Products.

(1)        With respect to ARCA Products, ARCA (a) shall pay to Archemix a royalty equal to [ * ] percent ( [ * ]%) of the Net Sales of such ARCA Products and (b) shall be solely responsible for any Third Party Royalty; and

(2)        With respect to Archemix Products, Archemix (a) shall pay to ARCA a royalty equal to [ * ] percent ( [ * ]%) of the Net Sales of such Archemix Products and (b) shall be solely responsible for any Third Party Royalty.

(c)        Manufacturing.

(i)        If this Agreement is terminated by ARCA, ARCA shall, or shall make the Third Party manufacturer, as necessary, immediately provide to Archemix all process and manufacturing technology, material and data and either transfer or provide access to regulatory filings sufficient to enable Archemix or its Third Party designee to produce and supply Archemix’s requirements of ARC 2172 or Licensed Product. ARCA shall cooperate with Archemix with respect to such transfer so as to permit Archemix to begin manufacturing and supplying its own requirements as soon as possible, including without limitation assigning any Third Party manufacturing agreement to Archemix and providing technical advice (including reasonable advice provided at the site of the new manufacturer). In addition, ARCA shall provide, or take such action as necessary to make the then current Third Party manufacturer provide, a right of reference and access to Archemix to all of ARCA’s or the Third Party manufacturer’s appropriate regulatory filings for the manufacture of such Licensed Product.

(ii)      Transition Period.   In an event ARCA terminates the Agreement pursuant to Section 9.1(b) and Archemix desires to carry on the Development and Commercialization of any Licensed Product or ARC 2172, ARCA shall remain obligated to its responsibilities under the Development Plan, and the Commercialization Plan, at the cost of Archemix, until it transitions to Archemix such responsibilities, but in any event such period shall last no longer than ninety (90) days. Promptly following such termination, the Parties shall agree upon and implement a plan for effecting such transition.

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(d)        Other Effect of Termination; Completion of Clinical Trials.   In any event, termination of this Agreement shall not relieve the Parties of any liability which accrued hereunder before the effective date of such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

(e)        Partnering Agreement.   If Archemix terminates this Agreement under Section 9.1(a) and ARCA has a Partnering Agreement in effect as of the effective date of such termination, the Partnering Agreement will automatically be assigned to Archemix, and pursuant to the Partnering Agreement the Third Party will be entitled to take an assignment of any and all rights of ARCA under any manufacturing agreement with a third party supplier of the Licensed Product(s) that is(are) the subject of the Partnering Agreement.

9.3        Survival.   In the event of expiration or termination of this Agreement, the following provisions of this Agreement shall survive for the period of time set forth in the applicable Section or Article, or if no period is specified, in perpetuity or the maximum amount of time permitted under applicable law: Sections [ * ].

10.	REPRESENTATIONS AND COVENANTS

10.1     Mutual Authority.

(a)        ARCA represents and warrants to Archemix that: (i) it has the authority and right to enter into and perform this Agreement; and (ii) to the best of its knowledge the execution, delivery and performance of this Agreement by ARCA will not conflict in any material fashion with the terms of any other agreement to which it is or becomes a Party or by which it is or becomes bound.

(b)        Archemix represents and warrants to ARCA that: (i) it has the authority and right to enter into and perform this Agreement; and (ii) to the best of its knowledge the execution, delivery and performance of this Agreement will not conflict in any material fashion with the terms of any other agreement to which it is or becomes a Party or by which it is or becomes bound, specifically including, without limitation, the Gilead-Archemix Agreement, the URC License Agreement, the ULEHI Agreement, and the SomaLogic Agreements.

10.2     Performance by Affiliates. The Parties recognize that each Party may perform some or all of its obligations under this Agreement through Affiliates. Each Party shall remain responsible and be guarantor of the performance by its Affiliates of any of the obligations under this Agreement and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. In particular, if any Affiliate of a Party participates in Development under this Agreement: (a) the restrictions of this Agreement which apply to the activities of a Party with respect to Development Compounds shall apply equally to the activities of such Affiliate; (b) the Party affiliated with such Affiliate shall assure, and hereby guarantees, that any intellectual property developed by such Affiliate shall be governed by the provisions of this Agreement (and subject to the licenses set forth in Articles 8) as if such intellectual property

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had been developed by the Party; and (c) the Party affiliated with such Affiliate shall assure, and hereby guarantees, that such Affiliate shall abide by the confidentiality obligations set forth in Article 10 as if such Affiliate were such Party.

10.3     Receipt, Review and Understanding of Relevant Licenses.

(a)        As required under Section [ * ] of the URC License Agreement, the Parties to this Agreement each hereby acknowledge and reference Gilead’s obligations under Articles [ * ] of the URC License Agreement for the benefit of URC. In addition, the Parties to this Agreement understand that, in accordance with Section [ * ] of the URC License Agreement, [ * ] with the [ * ] to and [ * ] to the [ * ] of the [ * ], except as [ * ].

(b)        ARCA represents and warrants that prior to the execution of this Agreement, ARCA received and reviewed the URC License Agreement and the Gilead-Archemix Agreement. ARCA further represents and warrants that after receipt and review of the URC License Agreement and the Gilead-Archemix Agreement, ARCA acknowledges and believes that the URC License Agreement and the Gilead-Archemix Agreement state that: (i) Archemix’s rights in the Archemix Patents may revert to Gilead or the UTC if Archemix, its Affiliates and all assignees and sublicensees cease reasonable efforts to Develop and Commercialize ARC 2172 and Licensed Products utilizing the Archemix Patents; (ii) in the event of any termination of the URC License Agreement, the sublicenses granted to ARCA hereunder shall remain in full force and effect in accordance with Section 3.4 of the URC License Agreement so long as ARCA is not then in breach of this Agreement and agrees to be bound to UTC as a licensor under the terms and conditions of this Agreement; and (iii) in the event of any termination of the Gilead-Archemix Agreement, the sublicenses granted to ARCA hereunder shall remain in full force and effect in accordance with Section 2.3 of the Gilead-Archemix Agreement so long as ARCA agrees to be bound to Gilead as a licensor under the terms and conditions of this Agreement and provided, that, if the termination of the Gilead-Archemix Agreement arises out of the action or inaction of ARCA, Gilead, at its option, may terminate such sublicense. In accordance with the representations and warranties made in accordance with this Section 10.3, ARCA hereby agrees to conform to the obligations and restrictions imposed upon it as a sublicensee under the Gilead-Archemix Agreement.

(c)        Archemix represents and warrants that it acknowledges and believes that the URC License Agreement and the Gilead-Archemix Agreement state that: (i) in [ * ] of any [ * ] of the [ * ], the [ * ] to [ * ] in [ * ] and [ * ] in accordance with [ * ] so long [ * ] in [ * ] of this [ * ] and [ * ] to be [ * ] to [ * ] the [ * ] and [ * ] of this [ * ]; and (ii) in [ * ] of any [ * ] of the [ * ] to [ * ] in this [ * ] in [ * ] in accordance with [ * ] so long [ * ] to be [ * ] to [ * ] as a [ * ] the [ * ] and [ * ] of this [ * ] and [ * ], that, if the [ * ] of the [ * ] of the [ * ] or [ * ] of [ * ], at its [ * ] such [ * ]. In accordance with the [ * ] and [ * ] this Section 10.3, [ * ] to the [ * ] as a [ * ] under the [ * ] under the [ * ] and as a [ * ] to the [ * ].

10.4    Disclosure. Archemix represents and warrants that, to the best of its knowledge as of the Effective Date, except as disclosed by Archemix to ARCA prior to the Effective Date,

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the practice by ARCA of its rights under this Agreement with regard to the Development and Commercialization of ARC2172 only does not infringe any Valid Claim of any issued patent owned or Controlled by any Third Party. If Archemix becomes aware of any Valid Claim owned or controlled by a Third Party that may be infringed by the manufacture, use or sale of ARC 2172 in the Field during the Term, Archemix will notify ARCA.

11.	INDEMNIFICATION AND LIMITATION OF LIABILITY

11.1     Indemnification.

(a)        Archemix shall indemnify, defend and hold harmless ARCA, its Affiliates, their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (collectively, the “ARCA Indemnitees”), against all liabilities, damages, losses and expenses (including, without limitation, reasonable attorneys’ fees and expenses of litigation) (collectively, “Losses”) incurred by or imposed upon the ARCA Indemnitees, or any one of them, as a direct result of claims, suits, actions, demands or judgments of Third Parties, including without limitation personal injury and product liability claims (collectively, “Claims”), (i) arising in the exercise by Archemix of rights pursuant to Section 9.2 hereof, or (ii) arising out of Archemix’s breach of a material obligation under, or representation or warranty contained in, this Agreement or Archemix’s gross negligence or willful misconduct with respect to the performance of its responsibilities hereunder, in all cases except to the extent arising from a breach of this Agreement by, or the gross negligence or willful misconduct of, ARCA, its Affiliates, licensees or sublicensees.

(b)        ARCA hereby agrees to defend and hold harmless Archemix and its directors, officers, agents and employees (the “Archemix Indemnitees”) from and against any and all Losses resulting from any Claims brought by a Third Party against the Archemix Indemnitees: (i) based on any breach by ARCA of a material obligation under, or a representation or warranty contained in, this Agreement; (ii) based on the possession, Development, manufacture, use, offer for sale, sale or other Commercialization, distribution, administration, storage or transport of ARC 2172, a Licensed Product or a ARCA Product by ARCA, its Affiliates, licensees or sublicensees, or (iii) based on the gross negligence or willful misconduct of ARCA, its Affiliates, licensees or sublicensees, in the performance of this Agreement.

(c)        In the event that an Archemix Indemnitee or a ARCA Indemnitee, as the case may be, is seeking indemnification under Section 11.1, it shall inform the indemnifying Party of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested by the indemnifying Party (at the expense of the indemnifying Party) in the defense of the claim.

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11.2     Limitation of Liability.   EXCEPT AS EXPRESSLY PROVIDED IN SECTION 11.1, IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT.

11.3     Warranty Disclaimer.   EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS. IN ADDITION, ARCHEMIX MAKES NO WARRANTIES AS TO THE VALIDITY OR ENFORCEABILITY OF THE LICENSED PATENT RIGHTS.

11.4     Third Party Beneficiaries.   To the [ * ] that [ * ] and/or [ * ] by the [ * ] and [ * ] of this [ * ] to any [ * ] or [ * ] by a [ * ], the [ * ] and [ * ] as [ * ] Section 11.1 [ * ] to [ * ] and [ * ].

12.	DISPUTE RESOLUTION

12.1     Disputes.   The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement that relate to either Party’s rights or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 12 if and when a dispute arises under this Agreement. Either Party may formally request resolution of a dispute by providing written notice to the other Party. The Parties will refer any such dispute to the Chief Executive Officers of the Parties for attempted resolution by good faith negotiations within thirty (30) days. In the event the Chief Executive Officers are not able to resolve the dispute within such period, either Party may then invoke the provisions of Sections 12.2 through 12.13.

12.2     Arbitration for Disputes.   Any dispute not resolved pursuant to Section 12.1 may be submitted by either Party for final and binding arbitration in accordance with the terms of this Agreement by JAMS. The arbitration will be conducted in New York, New York under the rules then in effect for JAMS, except as provided herein, and the Parties consent to the personal jurisdiction of the United States federal courts, for any case arising out of or otherwise related to this arbitration, its conduct and its enforcement. Any situation not expressly covered by this Agreement shall be decided in accordance with such rules of JAMS.

12.3     Arbitrator for Dispute Resolution.

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(a)        Subject to Section 12.3(b), the arbitrator shall be one (1) neutral, independent and impartial arbitrator selected from a pool of retired federal judges to be presented to the Parties by JAMS. Failing the agreement of the Parties as to the selection of the arbitrator within thirty (30) days, the arbitrator shall be appointed by JAMS within the subsequent 30 days.

(b)        Upon the written request of either Party before the commencement of the arbitrator’s duties pursuant to this Article 12, there shall be three (3) arbitrators rather than one (1). If such request is made before the selection of an arbitrator pursuant to Section 12.3(a), then within thirty (30) days after such request each Party shall select one (1) neutral, independent and impartial arbitrator from the pool of retired federal judges presented to the Parties by JAMS and within thirty (30) days thereafter those two (2) arbitrators shall select the third (3rd) arbitrator from such pool. If such request is made after the selection of an arbitrator pursuant to Section 12.3(a), then within thirty (30) days after such request each Party shall select one (1) additional arbitrator from the pool from which the first arbitrator was selected.

12.4     Governing Law for Dispute Resolution.   Resolution of all disputes and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of New York, without regard to conflicts of law rules that would provide for application of the law of a jurisdiction outside New York.

12.5     Rules of Procedure.   The Parties shall be entitled to discovery as provided in the Federal Rules of Civil Procedure and the local rules of the Federal District Court in the Southern District of New York, provided, however, that all discovery shall be conducted expeditiously within the time limit set by the arbitrators selected pursuant to Section 12.3. At the hearing, the Parties may present testimony (either by live witness or deposition) and documentary evidence. Each Party shall have the right to be represented by counsel.

12.6     Rules of Evidence.   The Federal Rules of Evidence shall apply to any and all matters submitted to final and binding arbitration under this Agreement.

12.7     Decision.   The power of the arbitrator to fashion procedures and remedies within the scope of this Agreement is recognized by the Parties as essential to the success of the arbitration process. The arbitrator shall not have the authority to fashion remedies which would not be available to a federal judge hearing the same dispute. The arbitrator is encouraged to operate on this premise in an effort to reach a fair and just decision but shall fashion such rules and procedures to best approximate Federal rules and procedures except with respect to procedural time limits and delays (which shall be set by the arbitrator pursuant to Section 12.5). Reasons for the arbitrator’s decisions should be complete and explicit. A full transcript and record of the proceedings as well as written decisions including all determinations of law and fact shall be provided for the appellate process. The written reasons should also include the basis for any damages awarded and a statement of how the damages were calculated. Such a written decision shall be rendered by the arbitrator following a full comprehensive hearing no later than twelve (12) months following the selection of the arbitrator as provided for in Section 12.3.

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12.8     Award.

(a)        The award shall be paid in U.S. dollars free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the Party resisting enforcement.

(b)        If as to any issue the arbitrator should determine under the applicable law that the position taken by a Party is frivolous or otherwise irresponsible or that any wrongdoing they find is in callous disregard of law and equity or the rights of the other Party, the arbitrator shall also award an appropriate allocation of the adversary’s reasonable attorney fees, costs and expenses to be paid by the offending Party, the precise sums to be determined after a bill of attorney fees, expenses and costs consistent with such award has been presented following the award on the merits.

(c)        Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Article 12, and agrees that a judgment of any Federal District Court having jurisdiction may be entered upon the final award and that other courts may award full faith and credit to such judgment in order to enforce such award.

(d)        The award shall include interest from the date of any damages incurred for breach of the Agreement, and from the date of the award until paid in full, at a rate fixed by the arbitrator.

(e)        With respect to money damages, nothing contained herein shall be construed to permit the arbitrator(s) or any court or any other forum to award punitive, consequential or exemplary damages. By entering into this agreement to arbitrate, the Parties expressly waive any claim for punitive or exemplary damages. The only damages recoverable under this Agreement are compensatory damages. For clarity, the foregoing shall not be interpreted to limit or to expand the express rights specifically granted in this Agreement.

12.9     Costs.   Except as set forth in Section 12.8, each Party shall bear its own legal fees. The arbitrator shall assess his or her costs, fees and expenses against the Party losing the arbitration unless he or she believes that neither Party is the clear loser, in which case the arbitrator shall divide his or her fees, costs and expenses according to his or her sole discretion.

12.10   Injunctive Relief.   Provided a Party has made a sufficient showing under the rules and standards set forth in the Federal Rules of Civil Procedure and applicable case law, the arbitrator shall have the freedom to invoke, and the Parties agree to abide by, injunctive measures after either Party submits in writing for arbitration claims requiring immediate relief.

12.11   Confidentiality for Dispute Resolution.   The arbitration proceeding shall be confidential and the arbitrator shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by law, no Party shall make (or instruct the arbitrator to make) any public announcement with respect to the proceedings or decision of the arbitrator without prior written consent of each other Party. The existence of any dispute

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submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrator, except as required in connection with the enforcement of such award or as otherwise required by applicable law.

12.12   Survivability.   Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of the contract for any reason.

12.13   Jurisdiction.   For the purposes of this Article 12, the Parties acknowledge their diversity (ARCA having its principal place of business in Colorado and Archemix having its principal place of business in Massachusetts).

12.14   Patents and Trademarks.   Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Compound Patent Rights covering the manufacture, use, importation, offer for sale or sale of any Licensed Product or of any ARCA trademarks, Archemix trademarks, or trademark rights related to any Licensed Product shall be submitted to a court of competent jurisdiction in the country in which such Patent or trademark rights were granted or arose.

(a)

13.	MISCELLANEOUS

13.1     Entire Agreement; Amendment.   This Agreement, including the Exhibits attached hereto and the expressly referenced provisions of the other agreements referenced herein, sets forth the complete, final and exclusive agreement between the Parties, and this Agreement sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes all prior agreements and understandings between the Parties, including without limitation the Original Agreement and the Restated Agreement. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in this Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

13.2     Bankruptcy.

(a)        All rights and licenses granted under or pursuant to this Agreement, including amendments hereto, by each Party to the other Party are, for all purposes of Section 365(n) of Title 11 of the U.S. Code (“Title 11”), licenses of rights to intellectual property as defined in Title 11. Each Party agrees during the term of this Agreement to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property. If a case is commenced by or against either Party (the “Bankrupt Party”) under Title 11, then, unless and until this Agreement is rejected as provided in Title 11, the Bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a

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Title 11 Trustee) shall, at the election of the Bankrupt Party made within sixty (60) days after the commencement of the case (or, if no such election is made, immediately upon the request of the non-Bankrupt Party) either: (i) perform all of the obligations provided in this Agreement to be performed by the Bankrupt Party including, where applicable and without limitation, providing to the non-Bankrupt Party portions of such intellectual property (including embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them; or (ii) provide to the non-Bankrupt Party all such intellectual property (including all embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them.

(b)        If a Title 11 case is commenced by or against the Bankrupt Party and this Agreement is rejected as provided in Title 11 and the non-Bankrupt Party elects to retain its rights hereunder as provided in Title 11, then the Bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitations, a Title 11 Trustee) shall provide to the non-Bankrupt Party all such intellectual property (including all embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them immediately upon the non-Bankrupt Party’s written request therefore. Whenever the Bankrupt Party or any of its successors or assigns provides to the non-Bankrupt Party any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 13.2, the non-Bankrupt Party shall have the right to perform the obligations of the Bankrupt Party hereunder with respect to such intellectual property, but neither such provision nor such performance by the non-Bankrupt Party shall release the Bankrupt Party from any such obligation or liability for failing to perform it.

(c)        All rights, powers and remedies of the non-Bankrupt Party provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, Title 11) in the event of the commencement of a Title 11 case by or against the Bankrupt Party. The non-Bankrupt Party, in addition to the rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including, without limitation, under Title 11) in such event. The Parties agree that they intend the foregoing non-Bankrupt Party rights to extend to the maximum extent permitted by law and any provisions of applicable contracts with Third Parties, including without limitation for purposes of Title 11: (i) the right of access to any intellectual property (including all embodiments thereof) of the Bankrupt Party or any Third Party with whom the Bankrupt Party contracts to perform an obligation of the Bankrupt Party under this Agreement, and, in the case of the Third Party, which is necessary for the development, registration and manufacture of licensed products; and (ii) the right to contract directly with any Third Party described in subsection (i) above to complete the contracted work. Any intellectual property provided pursuant to the provisions of this Section 13.2 shall be subject to the licenses set forth elsewhere in this Agreement and the payment obligations of this Agreement, which shall be deemed to be royalties for purposes of Title 11.

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13.3     Force Majeure.   Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the non-performing Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the non-performing Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including, without limitation, an act of God, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe; provided, however, the payment of invoices due and owing hereunder shall not be delayed by the payer because of a force majeure affecting the payer, unless such force majeure specifically precludes the payment process.

13.4     Notices.   Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if (a) mailed by first class certified or registered mail, return receipt requested, postage prepaid, (b) express delivery service providing evidence of receipt or (c) personally delivered. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For ARCA:	ARCA biopharma, Inc.
8001 Arista Place, Suite 200
Broomfield, CO 80021
Fax: 720-208-9261
Attention: CEO
Copy: Legal Department

For Archemix:	Archemix Corp.
300 Third Street
Cambridge, MA 02142
Fax: (617) 621-9300
Attention: Legal Department

13.5     Consents Not Unreasonably Withheld or Delayed.   Except as expressly stated to the contrary, whenever provision is made in this Agreement for either Party to secure the consent or approval of the other Party, that consent or approval shall not unreasonably be withheld or delayed, and whenever in this Agreement provisions are made for one Party to object to or disapprove a matter, such objection or disapproval shall not unreasonably be exercised.

13.6     Maintenance of Records.   Each Party shall keep and maintain all records required by law or regulation with respect to Licensed Products and shall make copies of such records available to the other Party upon reasonable request.

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13.7     United States Dollars.   References in this Agreement to “Dollars” or “$” shall mean the legal tender of the United States of America.

13.8     No Strict Construction.   This Agreement has been prepared jointly and shall not be strictly construed against either Party.

13.9 Assignment.   Except as otherwise specifically provided to the contrary in this Agreement, neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other; provided, that, a Party may make such an assignment without the other Party’s consent to an Affiliate or in conjunction with a merger, acquisition, or sale of all or substantially all of the assets of such Party to which this Agreement pertains. Any assignment or attempted assignment by either Party in violation of the terms of this Section 13.9 shall be null and void and of no legal effect.

13.10   Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.11   Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

13.12   Severability.   If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

13.13   Ambiguities.   Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

13.14   Headings.   The headings for each Article and Section in this Agreement, and in the Exhibits, have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

13.15   No Waiver.   Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

13.16   Tax Treatment and Tax Structure Disclosure.   Notwithstanding anything herein to the contrary, any Party to this Agreement (and any employee, representative, or other agent of any Party to this Agreement) may disclose to any and all persons, without limitation of

34.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that such disclosure may not be made to the extent a lack of disclosure is reasonably necessary to comply with any applicable federal or state securities laws. For the purposes of the foregoing sentence: (a) the “tax treatment” of a transaction means the purported or claimed federal income tax treatment of the transaction; and (b) the “tax structure” of a transaction means any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction.

13.17   Independence.   Subject to the terms of this Agreement, each Party shall manage its own activities and resources, acting independently and in its individual capacity. The relationship between ARCA and Archemix is that of independent contractors and neither Party shall have the power to bind or obligate the other Party in any manner, other than as is expressly set forth in this Agreement.

35.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers as of the date and year first above written.

ARCA BIOPHARMA, INC.		ARCHEMIX CORP.

BY:	/S/ MICHAEL BRISTOW	BY:	/S/ JOHN A. HARRE

NAME:	MICHAEL BRISTOW	NAME:	JOHN A. HARRE

TITLE:	CEO	TITLE:	GEN. COUNSEL

36.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT A

REGIONAL OFFICES OR COUNTRIES IN WHICH

PATENT APPLICATIONS ARE TO BE NATIONALIZED

OR OTHERWISE PROSECUTED, FILED AND MAINTAINED

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT B

Coagulation Cascade Proteins

[ * ]

2.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT C

Criteria for Short Acting Characteristics of Aptamers

For purposes of this Agreement, an Aptamer is a “Short Acting Coagulation Cascade Aptamer” if the Aptamer has [ * ]

[ * ]

3.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.